UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

AVEO PHARMACEUTICALS, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

53588109

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 53588109	Page 2 of 20

1.	Name of Reporting Persons MPM BioVentures II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 164,567
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 164,567
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 164,567
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.4%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 53588109	Page 3 of 20

1.	Name of Reporting Persons MPM BioVentures II-QP, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,493,260
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 1,493,260
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,493,260
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 3.4%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 53588109	Page 4 of 20

1.	Name of Reporting Persons MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Germany
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 525,732
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 525,732
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 525,732
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 1.2%
12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 53588109	Page 5 of 20

1.	Name of Reporting Persons MPM Asset Management Investors 2002 LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 25,402
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 25,402
	8.	Shared Dispositive Power 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,402
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 0.1%
12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 53588109	Page 6 of 20

1.	Name of Reporting Persons MPM Asset Management II, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,183,559*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,183,559*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,183,559*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 5.0%
12.	Type of Reporting Person (See Instructions) PN

*	The shares are held as follows: 1,493,260 by MPM BioVentures II-QP, L.P. (“BV II QP”); 164,567 by MPM BioVentures II, L.P. (“BV II”); and 525,732 by MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (“BV KG”). The Reporting Person is the direct general partner of BV II QP, BV II and BV KG.

CUSIP No. 53588109	Page 7 of 20

1.	Name of Reporting Persons MPM Asset Management II LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,183,559*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,183,559*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,183,559*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 5.0%
12.	Type of Reporting Person (See Instructions) OO

*	The shares are held as follows: 1,493,260 by BV II QP; 164,567 by BV II; and 525,732 by BV KG. The Reporting Person is the indirect general partner of BV II QP, BV II and BV KG.

CUSIP No. 53588109	Page 8 of 20

1.	Name of Reporting Persons Ansbert Gadicke
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,208,961*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,208,961*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,208,961*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 5.1%
12.	Type of Reporting Person (See Instructions) IN

*	The shares are held as follows: 1,493,260 by BV II QP; 164,567 by BV II; 25,402 by MPM Asset Management Investors 2002 BVII LLC (“AM 2002”); and 525,732 by BV KG. MPM Asset Management II, L.P. (“AM LP”) and MPM Asset Management II LLC (“AM II LLC”) are the direct and indirect general partners of BV II QP, BV II and BV KG. The Reporting Person is an investment manager of AM II LLC and AM 2002.

CUSIP No. 53588109	Page 9 of 20

1.	Name of Reporting Persons Luke Evnin
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,208,961*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,208,961*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,208,961*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 5.1%
12.	Type of Reporting Person (See Instructions) IN

*	The shares are held as follows: 1,493,260 by BV II QP; 164,567 by BV II; 25,402 by AM 2002; and 525,732 by BV KG. AM LP and AM II LLC are the direct and indirect general partners of BV II QP, BV II and BV KG. The Reporting Person is an investment manager of AM II LLC and AM 2002.

CUSIP No. 53588109	Page 10 of 20

1.	Name of Reporting Persons Nicholas Galakatos
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,208,961*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,208,961*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,208,961*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 5.1%
12.	Type of Reporting Person (See Instructions) IN

*	The shares are held as follows: 1,493,260 by BV II QP; 164,567 by BV II; 525,732 by BV KG; and 25,402 by AM 2002. AM LP and AM II LLC are the direct and indirect general partners of BV II QP, BV II and BV KG. The Reporting Person is an investment manager of AM II LLC and AM 2002.

CUSIP No. 53588109	Page 11 of 20

1.	Name of Reporting Persons Michael Steinmetz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,208,961*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,208,961*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,208,961*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 5.1%
12.	Type of Reporting Person (See Instructions) IN

*	The shares are held as follows: 1,493,260 by BV II QP; 164,567 by BV II; 525,732 by BV KG; and 25,402 by AM 2002. AM LP and AM II LLC are the direct and indirect general partners of BV II QP, BV II and BV KG. The Reporting Person is an investment manager of AM II LLC and AM 2002.

CUSIP No. 53588109	Page 12 of 20

1.	Name of Reporting Persons Kurt Wheeler
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,208,961*
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,208,961*
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,208,961*
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
11.	Percent of Class Represented by Amount in Row (9) 5.1%
12.	Type of Reporting Person (See Instructions) IN

*	The shares are held as follows: 1,493,260 by BV II QP; 164,567 by BV II; 525,732 by BV KG; and 25,402 by AM 2002. AM LP and AM II LLC are the direct and indirect general partners of BV II QP, BV II and BV KG. The Reporting Person is an investment manager of AM II LLC and AM 2002.

Item 1.

(a)	Name of Issuer

AVEO Pharmaceuticals, Inc.

(b)	Address of Issuer’s Principal Executive Offices

75 Sidney Street, 4th Floor

Cambridge, MA 02139

Item 2.

(a)	Name of Person Filing

MPM BioVentures II, LP

MPM BioVentures II-QP, L.P.

MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG

MPM Asset Management Investors 2002 BVII LLC

MPM Asset Management II, L.P.

MPM Asset Management II LLC

Ansbert Gadicke

Luke Evnin

Nicholas Galakatos

Michael Steinmetz

Kurt Wheeler

(b)	Address of Principal Business Office or, if none, Residence

c/o MPM Capital L.P.

The John Hancock Tower

200 Clarendon Street, 54th Floor

Boston, MA 02116

(c)	Citizenship

All entities were organized in Delaware except MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG, which was organized in Germany. The individuals are all United States citizens.

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

53588109

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership

(a)	Amount Beneficially Owned:

MPM BioVentures II, L.P.	164,567
MPM BioVentures II-QP, L.P.	1,493,260
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	525,732
MPM Asset Management Investors 2002 BVII LLC	25,402
MPM Asset Management II, L.P.	2,183,559	(1)
MPM Asset Management II LLC	2,183,559	(1)
Ansbert Gadicke	2,208,961	(2)
Luke B. Evnin	2,208,961	(2)
Nicholas Galakatos	2,208,961	(2)
Michael Steinmetz	2,208,961	(2)
Kurt Wheeler	2,208,961	(2)

Percent of Class:

MPM BioVentures II, L.P.	0.4%
MPM BioVentures II-QP, L.P.	3.4%
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	1.2%
MPM Asset Management Investors 2002 BVII LLC	0.1%
MPM Asset Management II, L.P.	5.0%
MPM Asset Management II LLC	5.0%
Ansbert Gadicke	5.1%
Luke B. Evnin	5.1%
Nicholas Galakatos	5.1%
Michael Steinmetz	5.1%
Kurt Wheeler	5.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

MPM BioVentures II, L.P.	164,567
MPM BioVentures II-QP, L.P.	1,493,260
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	525,732
MPM Asset Management Investors 2002 BVII LLC	25,402
MPM Asset Management II, L.P.	0
MPM Asset Management II LLC	0
Ansbert Gadicke	0
Luke B. Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	0

(ii)	Shared power to vote or to direct the vote

MPM BioVentures II, L.P.	0
MPM BioVentures II-QP, L.P.	0
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	0
MPM Asset Management Investors 2002 BVII LLC	0
MPM Asset Management II, L.P.	2,183,559	(1)
MPM Asset Management II LLC	2,183,559	(1)
Ansbert Gadicke	2,208,961	(2)
Luke B. Evnin	2,208,961	(2)
Nicholas Galakatos	2,208,961	(2)
Michael Steinmetz	2,208,961	(2)
Kurt Wheeler	2,208,961	(2)

(iii)	Sole power to dispose or to direct the disposition of

MPM BioVentures II, LP	164,567
MPM BioVentures II-QP, L.P.	1,493,260
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	525,732
MPM Asset Management Investors 2002 LLC	25,402
MPM Asset Management II, L.P.	0
MPM Asset Management II LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	0

(iv)	Shared power to dispose or to direct the disposition of

MPM BioVentures II, LP	0
MPM BioVentures II-QP, L.P.	0
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	0
MPM Asset Management Investors 2002 BVII LLC	0
MPM Asset Management II, L.P.	2,183,559	(1)
MPM Asset Management II LLC	2,183,559	(1)
Ansbert Gadicke	2,208,961	(2)
Luke B. Evnin	2,208,961	(2)
Nicholas Galakatos	2,208,961	(2)
Michael Steinmetz	2,208,961	(2)
Kurt Wheeler	2,208,961	(2)

(1)	The shares are held as follows: 1,493,260 by BV II QP; 164,567 by BV II; and 525,732 by BV KG. AM LP and AM II LLC are the direct and indirect general partners of BV II QP, BV II and BV KG.
(2)	The shares are held as follows: 1,493,260 by BV II QP; 164,567 by BV II; 525,732 by BV KG; and 25,402 by AM 2002. AM LP and AM II LLC are the direct and indirect general partners of BV II QP, BV II and BV KG. The Reporting Person is an investment manager of AM II LLC and AM 2002.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of a Group

Not Applicable

Item 10.	Certification

Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 6, 2013

MPM BIOVENTURES II, L.P.		MPM BIOVENTURES II-QP, L.P.

By:	MPM Asset Management II, L.P., its General Partner	By:	MPM Asset Management II, L.P., its General Partner

By:	MPM Asset Management II LLC, its General Partner	By:	MPM Asset Management II LLC, its General Partner

By:	/s/ Luke B. Evnin	By:	/s/ Luke B. Evnin
	Name: Luke B. Evnin Title: Investment Manager		Name: Luke B. Evnin Title: Investment Manager

MPM BIOVENTURES GMBH & CO. PARALLEL-BETEILIGUNGS KG		MPM ASSET MANAGEMENT INVESTORS 2002 BVII LLC

By: MPM Asset Management II LP, in its capacity as the Special Limited Partner
		By:	/s/ Luke B. Evnin
By:	MPM Asset Management II LLC, its General Partner		Name: Luke B. Evnin Title: Investment Manager

By:	/s/ Luke B. Evnin
Name: Luke B. Evnin Title: Investment Manager

MPM ASSET MANAGEMENT II L.P.		MPM ASSET MANAGEMENT II LLC

By:	MPM Asset Management II LLC, its General Partner

By:	/s/ Luke B. Evnin	By:	/s/ Luke B. Evnin
	Name: Luke B. Evnin Title: Investment Manager		Name: Luke B. Evnin Title: Investment Manager

/s/ Ansbert Gadicke	/s/ Luke B. Evnin
Ansbert Gadicke	Luke B. Evnin

/s/ Nicholas Galakatos Nicholas Galakatos	/s/ Michael Steinmetz Michael Steinmetz

/s/ Kurt Wheeler Kurt Wheeler

EXHIBITS

A:	Joint Filing Agreement